Exhibit 99.1
Company Contacts:
Bob Durstenfeld
408-952-8402
bdurstenfeld@raesystems.com
RAE Systems Appoints a Former Technology
Financial Executive to Its Board of Directors
SAN JOSE, Calif. — March 20, 2009 — RAE Systems Inc. (NYSE Amex: RAE), a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical and radiation detection monitors and networks for industrial applications and homeland security, has appointed Susan Wang to the RAE Systems Board of Directors. She replaces A. Marvin Strait, who resigned from the Board effective March 16, 2009, as Chairperson of the Audit Committee. She will stand for election at the 2009 annual meeting.
“Susan’s technology and international finance experience will add an important perspective to the company and our board of directors as we continue to expand our global business focus,” said Robert Chen, president and CEO of RAE Systems. “I also want to extend my appreciation and thanks to Marv for serving on our Board of Directors for the last three years. His leadership and commitment to several key initiatives helped move the company forward to be a strong and viable competitor in our industry.”
Susan Wang, 58, currently serves on the board of directors of Avanex Corporation, Altera Corporation, and Nektar Therapeutics. She also served on the board of directors of Calpine Corporation from 2003 to 2008. Following an 18-year career at Solectron Corporation, Wang retired in 2002 from her position as executive vice president, corporate development and chief financial officer. Wang is a CPA and holds a Bachelor of Arts degree in Accounting from the University of Texas and an MBA in Finance from the University of Connecticut.
About RAE Systems
RAE Systems is a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time. Products include disposable gas detection tubes, single gas personal monitors, multi-sensor chemical detection monitors, photoionization (PID) monitors for volatile organic compounds (VOCs), wireless gas detection systems, and radiation monitoring networks for energy production and refining, industrial and environmental safety, and public and government first responder security sectors. RAE Systems’ products are used in over 95 countries by many of the world’s leading corporations and by many U.S. government agencies. For more information about RAE Systems, please visit www.RAESystems.com.